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                             RAIT PARTNERSHIP, L.P.

                          LIMITED PARTNERSHIP AGREEMENT




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                                TABLE OF CONTENTS
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
ARTICLE I - CONTINUATION......................................................................................- 1 -
         Section 1.1  Continuation............................................................................- 1 -
         Section 1.2  Name....................................................................................- 1 -
         Section 1.3  Place of Business; Registered Agent.....................................................- 1 -

ARTICLE II - INTERPRETIVE PROVISIONS..........................................................................- 2 -
         Section 2.1  Certain Definitions.....................................................................- 2 -
         Section 2.2 Rules of Construction....................................................................- 8 -

ARTICLE III - BUSINESS PURPOSE................................................................................- 9 -
         Section 3.1  Business................................................................................- 9 -
         Section 3.2  Authorized Activities...................................................................- 9 -

ARTICLE IV - CAPITAL CONTRIBUTIONS............................................................................- 9 -
         Section 4.1  Capital Contributions ..................................................................- 9 -
         Section 4.2  Additional Partnership Interests.......................................................- 10 -
         Section 4.3  No Third Party Beneficiaries...........................................................- 10 -
         Section 4.4  Return of Capital Account; Interest....................................................- 11 -
         Section 4.5  Preemptive Rights......................................................................- 11 -
         Section 4.6  REIT Share Purchases...................................................................- 11 -
         Section 4.7  Limited Liability......................................................................- 11 -

ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS....................................................................- 11 -
         Section 5.1  General................................................................................- 11 -
         Section 5.2  Distributions of Net Cash Flow.........................................................- 12 -
         Section 5.3  Distributions of Capital Proceeds......................................................- 12 -
         Section 5.4  Amounts Withheld.......................................................................- 12 -

ARTICLE VI - PARTNERSHIP MANAGEMENT..........................................................................- 12 -
         Section 6.1  Management and Control of Partnership Business.........................................- 12 -
         Section 6.2  No Management by Limited Partners; Limitation of Liability.............................- 12 -
         Section 6.3  Limitations on Partners................................................................- 13 -
         Section 6.4  Business with Affiliates...............................................................- 13 -
         Section 6.5  Compensation; Reimbursement of Expenses................................................- 13 -
         Section 6.6  Liability for Acts and Omissions.......................................................- 13 -

ARTICLE VII - ADMINISTRATIVE, FINANCIAL AND TAX MATTERS......................................................- 14 -
         Section 7.1  Books and Records......................................................................- 14 -
         Section 7.2  Annual Audit and Accounting............................................................- 14 -
         Section 7.3  Partnership Funds......................................................................- 14 -
         Section 7.4  Reports and Notices....................................................................- 14 -
         Section 7.5  Tax Matters............................................................................- 15 -
         Section 7.6  Withholding............................................................................- 15 -

ARTICLE VIII - TRANSFER OF INTERESTS; ADMISSION OF PARTNERS..................................................- 16 -
         Section 8.1  Transfer by General Partner............................................................- 16 -
         Section 8.2  Obligations of a Prior General Partner.................................................- 16 -
         Section 8.3  Additional or Successor General Partner................................................- 16 -
         Section 8.4  Restrictions on Transfer and Withdrawal by Limited Partner.............................- 16 -
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                                                    i

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

         Section 8.5  Substituted Limited Partner............................................................- 17 -
         Section 8.6  Timing and Effect of Transfers.........................................................- 18 -
         Section 8.7  Additional Limited Partners............................................................- 18 -
         Section 8.8  Amendment of Agreement and Certificate.................................................- 18 -

ARTICLE IX - REDEMPTION......................................................................................- 18 -
         Section 9.1  Right of Redemption....................................................................- 19 -
         Section 9.2  Timing of Redemption...................................................................- 19 -
         Section 9.3  Redemption Price.......................................................................- 19 -
         Section 9.4  Assumption of Redemption Obligation....................................................- 19 -
         Section 9.5  Further Assurances.....................................................................- 19 -
         Section 9.6  Effect of Redemption...................................................................- 21 -

ARTICLE X - DISSOLUTION AND LIQUIDATION......................................................................- 20 -
         Section 10.1 Term and Dissolution...................................................................- 20 -
         Section 10.2  Liquidation of Partnership Assets.....................................................- 20 -
         Section 10.3  Effect of Treasury Regulations........................................................- 21 -
         Section 10.4  Time for Winding Up...................................................................- 21 -

ARTICLE XI - AMENDMENTS AND MEETINGS.........................................................................- 21 -
         Section 11.1  Amendment Procedure...................................................................- 21 -
         Section 11.2  Meetings and Voting...................................................................- 22 -

ARTICLE XII - MISCELLANEOUS PROVISIONS.......................................................................- 23 -
         Section 12.1  Title to Property.....................................................................- 23 -
         Section 12.2  Other Activities of Limited Partners..................................................- 23 -
         Section 12.3  Power of Attorney.....................................................................- 23 -
         Section 12.4  Further Assurances....................................................................- 24 -
         Section 12.5  Titles and Captions...................................................................- 24 -
         Section 12.6  Applicable Law........................................................................- 24 -
         Section 12.7  Binding Agreement.....................................................................- 24 -
         Section 12.8  Waiver of Partition...................................................................- 24 -
         Section 12.9  Counterparts and Effectiveness........................................................- 24 -
         Section 12.10  Survival of Representations..........................................................- 25 -
         Section 12.11  Entire Agreement.....................................................................- 25 -


         EXHIBITS

         Exhibit 1 -       Schedule of Partners
         Exhibit 2 -       Redemption Notice
         Exhibit 3 -       Allocation Provisions
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                                       ii

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                         RAIT LIMITED PARTNERSHIP, L.P.

                          LIMITED PARTNERSHIP AGREEMENT


         THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is made this day _________ of ___________, 1997, by and among RAIT GENERAL, INC., a Maryland corporation, as General Partner, and RAIT LIMITED, INC., a Maryland corporation, as Initial Limited Partner,together with any Persons who or which become Partners in the Partnership in accordance with the terms hereof.

                                    RECITALS:

         A. Pursuant to a Certificate of Limited Partnership (the "Certificate") filed on August __, 1997 with the Delaware Secretary of State, Resource Asset Investment Limited Partnership (the "Partnership") was formed for the purpose, inter alia, of providing mortgage and other financing to borrowers owning real estate and acquiring, owning, developing, operating and, if and when appropriate, selling, certain real estate and interests, both direct and indirect, in real estate; and

         B. The parties have reached certain understandings with respect to their relative sharing of the benefits and burdens to be derived from the business operations of the Partnership, and desire to enter into this Agreement in order to (i) set forth herein such understandings and agreements; and (ii) set forth their rights, obligations and understandings with respect to the Partnership and its business.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                            ARTICLE I - CONTINUATION

         Section 1.1 Continuation. The Partners hereby continue the Partnership as a limited partnership under the Act. The General Partner shall take all action required by law to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business, including but not limited to, the filing of any required amendment to the Certificate with the Delaware Secretary of State, and qualification of the Partnership as a foreign limited partnership in the jurisdictions in which such filing shall be required, as determined by the General Partner. The General Partner shall also promptly register the Partnership under applicable assumed or fictitious name statutes or similar laws.

         Section 1.2  Name.  The name of the Partnership is RAIT Partnership,
L.P.

         Section 1.3 Place of Business; Registered Agent. The principal office of the Partnership is located at 1521 Locust Street, Philadelphia, PA 19102, which office may be changed to such other place as the General Partner may from time to time designate. The registered agent for the Partnership in the State of Delaware is Andrew Lubin, whose address is 2317 Pennsylvania Avenue, Wilmington, DE.

         Section 1.4 Term. The Partnership shall terminate on December 31, 2050 unless sooner terminated as provided in this Agreement or by operation of law.

                      ARTICLE II - INTERPRETIVE PROVISIONS

         Section 2.1 Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters. In addition, certain terms are defined in Exhibit 3 hereto.

                  Act: The Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

                  Additional Limited Partner: A person admitted to the Partnership as an Additional Limited Partner in accordance with Section 8.7 hereof and who is shown as such on the books and records of the Partnership.

                  Affiliate: With respect to any referenced Person, (i) such Person or a member of his immediate family, (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities of the Person in question; (iii) any Person ten percent (10%) or more of whose outstanding securities are directly or indirectly owned, controlled by, or held with power to vote by the Person in question; (iv) any Person directly or indirectly controlling, controlled by, or under direct common control with the Person in question; (v) if the Person in question is a corporation, any executive officer or director of such Person or of any corporation directly or indirectly controlling such Person; and (vi) if the Person in question is a partnership, any general partner of such partnership or any limited partner owning or controlling ten percent (10%) or more of either the capital or profits interest in such partnership. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

                  Agreement: This Limited Partnership Agreement and all Exhibits attached hereto, as the same may he amended or restated and in effect from time to time.

                  Assignee: Any Person to whom one or more Partnership Units have been Transferred as permitted under this Agreement, but who has not become a Substituted Limited Partner in accordance with the provisions hereof and who shall have the rights set forth in Section 8.5(B).

                  Bankrupt(cy): Either (i) a referenced Person's making an assignment for the benefit of creditors; (ii) the filing by a referenced Person of a voluntary petition in bankruptcy; (iii) a referenced Person's being adjudged insolvent or having entered against him an order for relief in any bankruptcy or insolvency proceeding; (iv) the filing by a referenced Person of an answer seeking any reorganization, composition, readjustment, liquidation, dissolution or similar relief under any law or regulation; (v) the filing by a referenced Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of reorganization, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; or (vi) a referenced Person's seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for all or substantially all of his property (or court appointment of such trustee, receiver or liquidator).

                  Capital Account: The account maintained by the Partnership for each Partner described in Exhibit 3 hereto.

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                  Capital Contribution: With respect to each Partner, the total amount of cash or cash equivalents, or the Gross Asset Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to the terms of this Agreement, including the Capital Contribution made by a predecessor holder(s) of the Interest of such Partner.

                  Capital Proceeds: The net proceeds received by the Partnership from, or attributable to, (i) any financing obtained by the Partnership after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Partnership then payable pursuant to the terms thereof from the proceeds of such financing; (ii) the sale or condemnation (other than a temporary taking) of all or substantially all of any Property Interest or the Partnership's interest therein after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Partnership then payable pursuant to the terms thereof; (iii) the receipt of any proceeds from a policy of title or fire and extended coverage insurance; and (iv) any reserves previously set aside from Capital Proceeds or Capital Contributions which are deemed available for distribution by the General Partner.

                  Cash Payment: The payment to a Redeeming Party of a cash amount determined by multiplying (i) the number of Partnership Units tendered for redemption by such Redeeming Party pursuant to a validly proffered Redemption Notice by (ii) the Unit Value on the date the Redemption Notice is received by the General Partner.

                  Certificate: The Partnership's Certificate of Limited Partnership filed in the office of the Delaware Secretary of State, as amended from time to time, as required by the terms of this Agreement and the Act.

                  Code: The Internal Revenue Code of 1986, as amended from time to time.

                  Consent: Either the written consent of a Person or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent is required or solicited, or the act of granting such consent, as the context may require. Except as expressly provided otherwise in this Agreement, reference to a requirement for the "Consent" of a Partner shall require the commercially reasonable judgment of such Partner in light of the facts and circumstances, rather than the unfettered discretionary decision of such Partner.

                  Contributed Property: Each property or other asset (excluding cash) contributed or deemed contributed to the Partnership (whether as a result of a Code Section 708 termination or otherwise).

                  Contribution Agreement(s): The Contribution Agreement by and among the Partnership, the General Partner and a Property Interest Owner, pursuant to which, among other things, such Property Interest Owner agrees to contribute its Property Interest and other assets owned by such Property Interest Owner to the Partnership in consideration for Partnership Units.

                  Conversion Multiple: The factor applied for converting Partnership Units to REIT Shares, which shall initially be 1.0; provided, however, in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Multiple shall be adjusted by multiplying the Conversion Multiple by a fraction, the numerator of which shall be

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the number of REIT Shares issued and outstanding on the record date (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the Record Date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Multiple shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  Depreciation:  As defined in Exhibit 3 to this Agreement.

                  Fiscal Year: The calendar year or such other twelve (12)-month period designated by the General Partner.

                  General Partner: RAIT General, Inc., its respective successors who or which become Successor General Partner(s) in accordance with the terms of this Agreement. For the first taxable year following the IPO, the General Partner intends to qualify as a qualified REIT subsidiary as defined under Code
Section 856.

                  General Partner Interest: A Partnership Interest held by the General Partner that is a general partnership interest. A General Partner Interest may be expressed as a number of Partnership Units.

                  Gross Asset Value: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (A) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the relative equity value of such asset, as agreed to by the contributing Partner and the Partnership and set forth in the Contribution Agreement.

                  (B) The Gross Asset Values of all Partnership Assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (1) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (2) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Assets as consideration for an interest in the Partnership; and (3) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (1) and (2) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

                  (C) The Gross Asset Value of any Partnership Asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                  (D) The Gross Asset Values of Partnership Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section (C) of
Exhibit 3 hereto; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (D) to the extent the General Partner determines that an adjustment pursuant to clause (B) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (D).

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                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (A), (B), or (D) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Partnership profits and losses.

                  Gross Receipts: With respect to any Fiscal Year or other accounting period designated by the General Partner, the sum of all cash receipts of the Partnership, including without limitation, all cash receipts earned from interest and other sums paid with respect to Loans, the rental of commercial space within the Property Interests and from other business operations of the Partnership but excluding tenant security deposits until applied to rent or other charges, but excluding Capital Proceeds and Capital Contributions.

                  Involuntary Withdrawal: As to any (i) individual, such individual's death, incapacity or adjudication of incompetence; (ii) corporation, its dissolution or revocation of its charter (unless such revocation is promptly corrected upon notice thereof); (iii) partnership, the dissolution and commencement of winding up of its affairs; (iv) trust, the termination of the trust (but not the substitution of trustees); (v) estate, the distribution by the fiduciary of the estate's complete interest in the Partnership; and (vi) Partner, the Bankruptcy of such Partner.

                  IPO: IPO means the first sale of REIT Shares by RAIT pursuant to RAIT's first effective registration statement for such REIT Shares filed under the Securities Act of 1933, as amended.

                  IRS: The Internal Revenue Service, an agency of the United States government.

                  Limited Partner(s): The Initial Limited Partner and any Person subsequently admitted to the Partnership as a Limited Partner.

                  Management Company: Brandywine Construction & Management, Inc., a Pennsylvania corporation and an Affiliate of the Initial Limited Partner, or any successor management and leasing company selected by the General Partner from time to time.

                  Loans: Mortgages or other debt financings owned by the Partnership.

                  Net Capital Contributions: As to any Partner on any day, the Partner's Capital Contributions adjusted as follows:

                  A. Increased by the amount of any Partnership liabilities which, in connection with distributions pursuant to the terms hereof, are assumed by such Partner or are secured by any Partnership Asset distributed to such Partner, and

                  B. Reduced by the amount of cash and the Gross Asset Value of any Partnership Asset distributed to such Partner pursuant to Section 5.3(A)(2) hereof and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                  In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the adjusted Capital Contribution of the transferor to the extent it relates to the transferred interest in the Partnership.

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                  Net Cash Flow: Gross Receipts and any other funds deemed
available for distribution by the General Partner, including any amounts previously set aside as reserves or escrows, less Operating and Capital Expenses.

                  Notice: A writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by recognized air courier capable of giving receipt therefor, freight prepaid, to such Person at the last known address of such Person as shown on the books of the Partnership, the date of personal delivery or of the air courier's receipt, as the case may be, being deemed the date of such Notice; provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. Facsimile transmission promptly confirmed by original communication delivered as herein provided shall be an acceptable means of notice, with the date of receipt of the facsimile being deemed the date of Notice. Any Partner may change its address or the address to which copies of Notices should be sent by Notice to the other Partners.

                  Operating and Capital Expenses: All expenditures payable by the Partnership including, without limitation (i) any and all operating expenses, management expenses, taxes and insurance; (ii) principal and interest due on Partnership obligations; (iii) capital expenditures; (iv) reimbursement to Partners for advances, if any, pursuant to this Agreement; and (v) reserves deemed reasonably necessary by the General Partner.

                  Partners: The General Partner and the Limited Partners as a collective group. The term "Partner" shall mean a General Partner or a Limited Partner. Such terms shall be deemed to include such other Persons who become Partners pursuant to the terms of this Agreement.

                  Partnership: The Delaware limited partnership referred to herein as RAIT Partnership, L.P. as such partnership may from time to time be constituted.

                  Partnership Assets: At any particular time, any assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by the Partnership.

                  Partnership Interest or Interest: As to any Partner, such Partner's ownership interest in the Partnership, representing a Capital Contribution by either a Limited Partner or a General Partner and including such Partner's right to distributions under this Agreement, and any other rights or benefits which such Partner has in the Partnership, together with any and all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

                  Partnership Unit: A fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Section 4.1 hereof. As of the date of this Agreement, the aggregate number of Partnership Units outstanding is ___________, with each such Partnership Unit representing approximately a % Percentage Interest.

                  Percentage Interest: As to any Partner, the percentage in the Partnership as initially shown opposite the name of such Partner on Exhibit 1 attached hereto, as determined by dividing the Partnership Units then owned by such Partner by the total number of Partnership Units then outstanding, as the same may be automatically adjusted from time to time to reflect the issuance and redemption of

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Partnership Units in accordance with this Agreement, without requiring the amendment of Exhibit 1 to reflect any such issuance or redemption.

                  Person: An individual, or a trust, estate, partnership, association, company or corporation, as such terms are defined in Code Section 7701.

                  Property Interest: Any real estate property owned by any Property Interest Owner and contributed to the Partnership pursuant to the Contribution Agreement for such Property Interest.

                  Property Interest Owner(s): Any Person which owns a Property Interest that is being contributed to the Partnership.

                  RAIT: Resource Asset Investment Trust, a Maryland real estate investment trust that is the owner of all of the capital stock of the General Partner and the Initial Limited Partner. RAIT intends to qualify for its first taxable year following the IPO, and thereafter, as a real estate investment trust as defined under Code Section 856.

                  Record Date: The date established by the General Partner for distribution of Net Cash Flow pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

                  Redeeming Party: A Limited Partner or Assignee (other than the General Partner) who tenders Partnership Units for redemption pursuant to a Redemption Notice.

                  Redemption Date: The date for redemption of Partnership Units as set forth in Section 9.2.

                  Redemption Effective Date: The first date on which a Redeeming Party may elect to redeem Partnership Units, which date shall be thirty-six (36) months following the date of this Agreement.

                  Redemption Notice: A Notice to the General Partner by a Redeeming Party, substantially in the form attached as Exhibit 2, pursuant to which the Redeeming Party requests the redemption of Partnership Units in accordance with Article IX.

                  Redemption Obligation: The obligation of the Partnership to redeem the Partnership Units as set forth in Section 9.1(A).

                  Redemption Restriction: A restriction on the ability of the Partnership to redeem the Partnership Units as set forth in Section 9.1(A).

                  REIT Declaration: The Declaration of Trust of RAIT as filed with the Maryland State Department of Assessments and Taxation on ______, 1997, as the same may be amended, or amended and restated, and in effect from time to time.

                  REIT Share: A share of common stock representing an ownership interest in RAIT.

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                  REIT Share Rights: Rights to acquire additional REIT Shares issued to all holders of REIT Shares, whether in the form of rights, options, warrants or convertible or exchangeable securities, to the extent the same have been issued without additional consideration after the initial acquisition of such REIT Shares.

                  Share Payment: The payment to a Redeeming Party of a number of REIT Shares determined by multiplying (i) the number of Partnership Units tendered for redemption by such Redeeming Party pursuant to a validly proffered Redemption Notice by (ii) the Conversion Multiple. In the event the General Partner grants any REIT Share Rights prior to such conversion, any Share Payment shall include for the Redeeming Party his ratable share of such REIT Share Rights.

                  Subsidiary: With respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities, or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

                  Substituted Limited Partner: That Person or those Persons admitted to the Partnership as substitute Limited Partner(s) in accordance with the provisions of this Agreement. A Substituted Limited Partner, upon his admission as such, shall succeed to the rights, privileges and liabilities of his predecessor in interest as a Limited Partner.

                  Successor General Partner: Any Person who is admitted to the Partnership as substitute General Partner pursuant to this Agreement. A Successor General Partner, upon its admission as such, shall succeed to the rights, privileges and liabilities of its predecessor in interest as a General Partner in accordance with the provisions of the Act.

                  Tax Matters Partner: The General Partner, or such other Partner who becomes Tax Matters Partner pursuant to the terms of this Agreement.

                  Transfer: With respect to any Partnership Unit(s), a transaction in which a Partner purports to assign his Partnership Interest to another Person and includes any sale, assignment, gift, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition by law or otherwise; provided, however, the redemption of any Partnership Interest pursuant to
Article IX hereof shall not constitute a "transfer" for purposes hereof. Any purported Transfer not made in accordance with the terms of this Agreement shall have no legal effect and shall be null and void ab initio.

                  Unit Value: With respect to any Partnership Unit, the average of the daily market price for a REIT Share for the ten (10) consecutive trading days immediately preceding the date of receipt of a Redemption Notice by the General Partner. If the REIT Shares are traded on a securities exchange or the NASDAQ National Market System, the market price for each such trading day shall be the closing price on such day or, if no sales take place on such day, the average of the closing bid and asked prices on such day. If the REIT Shares are not traded on a securities exchange or the NASDAQ National Market System, the market price for each such trading day shall be determined by the General Partner using any reasonable method of valuation. If a Share Payment would include any REIT Share Rights, the value of such REIT Share Rights shall be determined by the General Partner using any reasonable method of valuation, taking into account the Unit Value determined hereunder and the factors used to make such determination and the value of such REIT Share Rights shall be included in the Unit Value.

                  Section 2.2 Rules of Construction. The following rules of construction shall apply to this Agreement:

                  (A) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

                  (B) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

                  (C) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

                  (D) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by the General Partner shall mean and refer to the decision, determination, act, action, exercise or other procedure by the General Partner in its sole and absolute discretion. Notwithstanding the foregoing, such discretion shall reflect the commercially reasonable judgment of the General Partner in light of the facts and circumstances, rather than the unfettered discretionary decision of the General Partner.

                         ARTICLE III - BUSINESS PURPOSE

         Section 3.1 Business. The business of the Partnership shall be (i) to provide mortgage or other financing to borrowers owning real estate; (ii) to acquire, own, develop, operate and, if and when appropriate, sell, real estate and interests, both direct and indirect, in real estate; (iii) to conduct any business that may be lawfully conducted by a limited partnership pursuant to the Act, provided, however, that following the IPO such business shall be limited so as to permit the General Partner to elect and maintain its status as a real estate investment trust (unless the General Partner elects to no longer qualify as a real estate investment trust); (iv) to enter into any partnership, joint venture or other relationship to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing; (v) to make loans or other financial accommodations; (vi) to do any of the foregoing with respect to any Affiliate or Subsidiary; and (vii) to do anything necessary or incidental to the foregoing.

         Section 3.2 Authorized Activities. In carrying out the purposes of the Partnership, but subject to all other provisions of this Agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership described herein and for the protection and benefit of the Partnership; provided that the General Partner shall use its best efforts to prevent the Partnership from taking, or refraining from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to qualify and continue to qualify as a real estate investment trust under the Code; (ii) to enable the General Partner or the Initial Limited Partner to qualify and continue to qualify as qualified REIT subsidiaries; (iii) could subject RAIT, the General Partner or the Initial Limited Partner to additional taxes under Code Section 857 or 4981; (iv) ensure that the Partnership will not be classified as a "publicly

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traded partnership" for purposes of Code Section 7704; or (v) could violate any law or regulation of any governmental body or agency having jurisdiction over RAIT, the General Partner, the Initial Limited Partner or their securities.

                       ARTICLE IV - CAPITAL CONTRIBUTIONS

         Section 4.1  Capital Contributions.

                  (A) Simultaneously with the execution of this Agreement, the General Partner and the Limited Partner shall contribute the consideration set forth on Exhibit 1 which shall be derived from corresponding contributions made to their capital by RAIT. Exhibit 1 sets forth the initial number of Partnership Units owned by each Partner and the Percentage Interest of each Partner, which Percentage Interest shall be adjusted from time to time by the General Partner to reflect the issuance of additional Partnership Units, the redemption of Partnership Units, additional Capital Contributions and similar events having an effect on a Partner's Percentage Interest. Except as set forth in Section 4.2 (regarding issuance of additional Partnership Units) or Section 7.6 (regarding withholding obligations), no Partner shall be required under any circumstances to contribute to the capital of the Partnership any amount beyond that sum required pursuant to this Article IV.

                  (B) Anything in the foregoing Section 4.1(A) or elsewhere in this Agreement notwithstanding, the Partnership Units held by the General Partner shall, at all times, be deemed to be general partnership units and shall constitute the General Partner Interest.

         Section 4.2  Additional Partnership Units.

                  (A) The General Partner shall be authorized to issue additional limited partnership interests in the form of Partnership Units for any Partnership purpose, at any time or from time to time, to any Partner or other Person (other than the General Partner, except in accordance with Section 4.2(B) below).

                  (B) The Partnership also may from time to time issue to the General Partner additional Partnership Units or other Partnership Interests in such classes and having such designations, preferences and relative rights (including preferences and rights senior to the existing Limited Partners' Partnership Interests) as shall be determined by the General Partner in accordance with the Act and governing law. Such units may be issued for less than fair market value if RAIT has concluded that such issuance is in the best interest of RAIT and the Partnership. The General Partner and the Initial Limited Partner must contribute the net proceeds or any future offerings of RAIT shares as additional capital to the Partnership in exchange for additional units. Except as provided in Article IX of this Agreement, any such issuance of Partnership Units or Partnership Interests to the General Partner shall be conditioned upon (i) the undertaking by RAIT of a related issuance of REIT Shares (with such shares having designations, rights and preferences such that the economic rights of the holders of such REIT Shares are substantially similar to the rights of the additional Partnership Interests issued to the General Partner) and the General Partner's making a Capital Contribution in an amount equal to the net proceeds raised in the issuance of such REIT Shares, derived from a corresponding contribution to its capital by RAIT, or (ii) the issuance by RAIT of REIT Shares under any stock option or bonus plan and the General Partner's making a Capital Contribution in an amount equal to the exercise price of the option exercised by any employee pursuant to such stock option or other bonus plan, derived from a corresponding contribution to its capital by RAIT.

                  (C) Except in accordance with Article IX of this Agreement, RAIT shall not issue any (i) additional REIT Shares, (ii) rights, options or warrants containing the right to subscribe for or purchase REIT Shares, or (iii) securities convertible or exchangeable into REIT Shares (collectively, "Additional REIT Securities") other than to all holders of REIT Shares, pro rata, unless (x) the Partnership issues to the General Partner (i) Partnership Interests, (ii) rights, options or warrants containing the right to subscribe for or purchase Partnership Interests or (iii) securities convertible or exchangeable into Partnership Interests such that the General Partner receives an economic interest in the Partnership substantially similar to the economic interest in RAIT represented by the Additional REIT Securities; and (y) the General Partner contributes the net proceeds from the issuance of the Additional REIT Securities and from the exercise of any rights contained in any Additional REIT Securities to the Partnership, derived from a corresponding contribution to its capital by RAIT.

         Section 4.3 No Third Party Beneficiaries. The foregoing provisions of this Article IV are not intended to be for the benefit of any creditor of the Partnership or other Person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners (except for RAIT (but only to the extent of its right to require the Partnership to comply with Sections 4.1, 4.2 and 4.6), and no such creditor or other Person shall obtain any right under any such foregoing provision against the Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

         Section 4.4 Return of Capital Account; Interest. Except as otherwise specifically provided in this Agreement, (i) no Partner shall have any right to withdraw or reduce its Capital Contributions or Capital Account, or to demand and receive property other than cash from the Partnership in return for its Capital Contributions or Capital Account; (ii) no Partner shall have any priority over any other Partners as to the return of its Capital Contributions or Capital Account; (iii) any return of Capital Contributions or Capital Accounts to the Partners shall be solely from the Partnership Assets, and no Partner shall be personally liable for any such return; and (iv) no interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

         Section 4.5 Preemptive Rights. No Person shall have any preemptive or similar rights with respect to the issuance or sale of additional Partnership Units.

         Section 4.6 REIT Share Purchases. If RAIT or the General Partner acquires additional REIT Shares pursuant to the REIT Declaration, the Partnership shall purchase from RAIT or the General Partner, as the case may be, that number of Partnership Units determined by applying the Conversion Multiple to the number of REIT Shares purchased by RAIT or the General Partner at the same price and on the same terms that RAIT or the General Partner purchased such REIT Shares.

         Section 4.7 Limited Liability. Except as expressly provided in this Agreement, no Limited Partner (in its capacity as a Limited Partner) shall be personally liable for losses, costs, expenses, liabilities or obligations of the Partnership in excess of its Capital Contribution required under this Article
IV. The foregoing shall not affect any liability a Limited Partner may incur if such Limited Partner undertakes additional obligations to the Partnership, the Partners or to third parties in a capacity other than as a Limited Partner.

                    ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS

         Section 5.1 General. The profits of the Partnership shall be shared, and the losses of the Partnership shall be borne, by the Partners as provided in
Exhibit 3 hereto.

         Section 5.2  Distributions of Net Cash Flow.

                  (A) Distributions of Net Cash Flow shall be made to the Partners of record on the Record Date established by the General Partner for the distribution, without regard to the length of time the record holder has been such. Distributions shall be made within 45 days of the end of each calendar quarter (or, at the election of the General Partner on a more frequent basis) in such amounts as may be determined by the General Partner in its sole discretion.

                  (B) Net Cash Flow will be distributed to the Partners, pro rata in accordance with their respective Percentage Interests, and the General Partner will use its best efforts to cause the Partnership to make distributions of Net Cash Flow which are sufficient to enable RAIT to (i) maintain its status as a real estate investment trust under Code Section 856, (ii) avoid the imposition of any tax under Code Section 856, and (iii) avoid the imposition of any excise tax under Code Section 4981.

                  (C) The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion, to distribute Net Cash Flow to the Partners so as to preclude any distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Partner under Section 707 of the Code or the Treasury Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Partner being so treated.

         Section 5.3 Distributions of Capital Proceeds. Capital Proceeds will be distributed to the Partners pro rata in accordance with their respective Percentage Interests.

         Section 5.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of state or local tax law and Section 7.6 of this Agreement with respect to any allocation, payment or distribution to the General Partner, Limited Partners or Assignees shall be treated as amounts distributed to such General Partner, Limited Partner or Assignees pursuant to Section 5.3 of this Agreement.

                       ARTICLE VI - PARTNERSHIP MANAGEMENT

         Section 6.1  Management and Control of Partnership Business.

                  (A) Except as otherwise expressly provided or limited by the provisions of this Agreement, the General Partner shall have full, exclusive and complete discretion to manage the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such action as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. If there shall be more than one
(1) General Partner, the vote or determination of the General Partner owning the largest Percentage Interest shall control. Except as set forth in this Agreement, the Limited Partners shall not have any authority, right or power to bind the Partnership, or to manage, or to participate in the management of the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the General Partner alone as herein provided.

                  (B) In carrying out the purposes of the Partnership, the General Partner shall be authorized to take all actions it deems necessary and appropriate to carry on the business of the Partnership. Each of the Limited Partners, by execution hereof, agrees that the General Partner is authorized to execute, deliver and perform any agreement and/or transaction on behalf of the Partnership.

                  (C) The General Partner in its capacity as such shall not directly or indirectly enter into or conduct any business other than in connection with the business of the Partnership and the ownership of its Partnership Interests therein. The General Partner and its Affiliates may acquire Limited Partner Interests as provided in Section 4.2(B). Any Limited Partner Interest acquired by the General Partner shall be added to the General Partner Interest. Upon acquisition of any Limited Partner Interest, any Affiliate of the General Partner shall have all the rights of a Limited Partner.

         Section 6.2  No Management by Limited Partners; Limitation of
Liability.

                  (A) The Limited Partners, in their capacity as limited partners, shall not take part in the day-to-day management, operation or control of the business and affairs of the Partnership or have any right, power or authority to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof, and any of the approvals rendered or withheld by the Limited Partners pursuant to this Agreement shall be deemed as consultation or advice to the General Partner in connection with the business of the Partnership and in accordance with the Act, and shall not be deemed as participation by the Limited Partners in the business of the Partnership and are not intended to create any inference that the Limited Partners should be classified as general partners under the Act.

                  (B) The Limited Partners shall have no liability under this Agreement except to the extent expressly provided herein (including with respect to withholding under Section 7.6) or under the Act.

                  (C) The General Partner shall not take any action which would subject a Limited Partner (in its capacity as Limited Partner) to liability as a general partner.

         Section 6.3 Limitations on Partners. No Partner or Affiliate of a Partner shall have any authority to perform (i) any act in violation of any applicable law or any regulation under such law; or (ii) any act without Consent or ratification which is required to be Consented to or ratified pursuant to this Agreement. No action shall be taken by a Partner if it would cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

         Section 6.4  Business with Affiliates.

                  (A) The General Partner, in its discretion, may cause the Partnership to transact business with RAIT, a Partner or their Affiliates or Subsidiaries for goods or services reasonably required in the conduct of the Partnership's business.

                  (B) In furtherance of Section 6.4(A), the Partnership may lend or contribute to its Subsidiaries on terms and conditions established by the General Partner. In the case of any amount borrowed by the general partner from a financial institution or other lender to be made available to the

Partnership, the loan by the General Partner to the Partnership will be on substantially the same terms and conditions as are applicable to the General Partner's borrowing of such funds.

                  (C) The Partners acknowledge that the Management Company may conduct the day-to-day management, operation and leasing of the Property Interests, or with respect to properties underlying loans owned by the Partnership, subject to the terms of the property management agreements ("Management Agreements") that may be entered into between the Partnership and the Management Company with respect to individual Property Interests, or (with respect to properties underlying Loans) approved by the General Partner on behalf of the Partnership.

         Section 6.5 General Partner Loans to Partnership. In the event that the Operating Partnership requires additional funds for the operation of its business at any time or from time to time in excess of funds available to the Operating Partnership from its own borrowings or capital contributions by the Partners, the General Partner may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the General Partner's borrowing of such funds.

         Section 6.6 Compensation; Reimbursement of Expenses. In consideration for the General Partner's services to the Partnership in its capacity as General Partner, and for RAIT's agreements hereunder the Partnership shall pay on behalf of or reimburse to RAIT or the General Partner (i) all expenses of RAIT, the General Partner or the Initial Limited Partner incurred in connection with the management of the business and affairs of the Partnership, including all executive compensation of employees of the Partnership; and (ii) all general, operating or administrative and other expenses incurred by RAIT and the General Partner. Except as otherwise set forth in this Agreement, RAIT and the General Partner shall be fully and entirely reimbursed by the Partnership for any and all direct and indirect costs and expenses incurred in connection with (a) the organization and continuation of the Partnership, the General Partner, the Initial Limited Partner and RAIT, (b) the preparation and filing of any periodic reports by RAIT, the Partnership, the General Partner or the Initial Limited Partner, (c) compliance by RAIT, the Partnership, the General Partner and the Initial Limited Partner with laws, rules and regulations promulgated by any regulatory body and (d) all other general, operating or administrative costs of RAIT, the General Partner or the Initial Limited Partner incurred in the ordinary course of their business on behalf of the Partnership. In addition, RAIT shall be reimbursed for all expenses incurred by RAIT in connection with
(i) the initial offering and registration of REIT Shares by RAIT, and (ii) any other issuance of additional Partnership Interests or REIT Shares. With respect to any such reimbursement, RAIT or the General Partner, as the case may be, shall present the Partnership with such invoices or allocations as are necessary to substantiate such costs and expenses.

         Section 6.7  Liability for Acts and Omissions.

                  (A) Neither RAIT, the General Partner, nor its officers, directors, employees and agents (together, the "Indemnified Parties"), shall be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership which the Indemnified Party reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Partnership, provided such act or omission is in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Indemnified Parties shall nevertheless be liable, responsible or accountable for actual fraud, gross negligence or intentional misconduct.

                  (B) The Partnership shall indemnify and make advances for expenses to the Indemnified Parties to the fullest extent permitted under
Section 17-108 of the Act (to the extent of available assets, but without the requirement that any Partner make additional Capital Contributions for this purpose) against any loss or damage incurred by the General Partner by reason of any act or omission performed or omitted by it or any Indemnified Party which is consistent with the first sentence of Section 6.6(A) above.

                  (C) RAIT and the General Partner shall indemnify and hold harmless the Partnership and the Partners against any damage or loss incurred by the Partnership or Partners by reason of its fraud, gross negligence or intentional misconduct with respect to the Partnership or the Property Interests.

             ARTICLE VII - ADMINISTRATIVE, FINANCIAL AND TAX MATTERS

         Section 7.1 Books and Records. The General Partner shall maintain at the principal office of the Partnership full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Partners, and all other records necessary for recording the Partnership's business and affairs. All Partners and their duly authorized representatives shall have the right to inspect and copy any or all of the Partnership's books and records, including books and records necessary to enable a Partner to defend any tax audit or related proceeding, during reasonable hours upon three (3) business days Notice to the General Partner. The Limited Partners shall have, upon written demand and at such Limited Partner's expense, the right to receive true and complete information regarding Partnership matters to the extent required under (and subject to the limitations of) Delaware law.

         Section 7.2 Annual Audit and Accounting. The books and records of the Partnership shall be kept for financial and tax reporting purposes on the accrual basis of accounting in accordance with generally accepted accounting principles ("GAAP"). The accounts of the Partnership shall be reviewed or compiled annually by a nationally recognized accounting firm of independent public accountants selected by the General Partner (the "Independent Accountants").

         Section 7.3 Partnership Funds. The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its direct or indirect possession or control. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the General Partner may, from time to time, determine.

         Section 7.4 Reports and Notices. The General Partner shall provide all Partners with the following reports no later than the dates indicated or as soon thereafter as circumstances permit:

                  (A) By March 31 of each year, IRS Form 1065 and Schedule K-1, or similar forms as may be required by the IRS, stating each Partner's allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year;

                  (B) Within ninety (90) days after the end of each of the first three (3) fiscal quarters, as of the last day of the fiscal quarter, a report containing unaudited financial statements of the Partnership, or of RAIT if such statements are prepared solely on a consolidated basis with RAIT, and such other information as may be legally required or determined to be appropriate by RAIT; and

                  (C) Within one hundred twenty (120) days after the end of each Fiscal Year, as of the close of the Fiscal Year, an annual report containing the financial statements of the Partnership, or of RAIT if such statements are prepared solely on a consolidated basis with RAIT, presented in accordance with GAAP by the Independent Accountants.

         Section 7.5  Tax Matters.

                  (A) The General Partner shall be designated the Tax Matters Partner of the Partnership for federal income tax matters pursuant to Code
Section 6223(c)(3). The Tax Matters Partner is authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall deliver to the Limited Partners within ten (10) business days of the receipt thereof a copy of any notice or other communication with respect to the Partnership received from the IRS (or other governmental tax authority), or any court, in each case with respect to any administrative or judicial proceeding involving the Partnership. The Partners agree to cooperate with each other in connection with the conduct of all proceedings pursuant to this Section 7.5(A).

                  (B) The Tax Matters Partner shall receive no compensation for its services in such capacity. If the Partnership incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, such amount shall be an expense of the Partnership and the Tax Matters Partner shall be entitled to full reimbursement therefor.

                  (C) The General Partner shall cause to be prepared all federal, state and local income tax returns required of the Partnership at the Partnership's expense.

                  (D) Except as set forth herein, the General Partner shall determine whether to make (and, if necessary, revoke) any tax election available to the Partnership under the Code or any state tax law; provided, however, upon the request of any Partner, the General Partner shall make the election under Code Section 754 and the Treasury Regulations promulgated thereunder. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership in accordance with the provisions of Code Section 709.

         Section 7.6 Withholding. Each Partner hereby authorizes the Partnership to withhold from or pay to any taxing authority on behalf of such Partner any tax that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner. Any amount paid to any taxing authority which does not constitute a reduction in the amount otherwise distributable to such Partner shall be treated as a loan from the Partnership to such Partner, which loan shall bear interest at the "prime rate" as published from time to time in The Wall Street Journal plus two
(2) percentage points, and shall be repaid within ten (10) business days after request for repayment from the General Partner. The obligation to repay any such loan shall be secured by such Partner's Partnership Interest and each Partner hereby grants the Partnership a security interest in his Partnership Interest for the purposes set forth in this Section 7.6, this Section 7.6 intending to serve as a security agreement for purposes of the Uniform Commercial Code. Each Partner agrees to take such reasonable actions as the General Partner may request to perfect the security interest granted hereby. In the event any Partner fails to repay any deemed loan pursuant to this Section 7.6, the Partnership shall be entitled to avail itself of any rights and remedies it may have. Furthermore, upon the expiration of ten (10) business days after demand for payment, the General Partner shall have the right to make the payment to the Partnership on behalf of the defaulting Partner and thereupon be subrogated to the rights of the Partnership with respect to such defaulting Partner.

           ARTICLE VIII - TRANSFER OF INTERESTS; ADMISSION OF PARTNERS

         Section 8.1 Transfer by General Partner. The General Partner may not voluntarily withdraw or Transfer all or any portion of its General Partner Interest.

         Section 8.2 Obligations of a Prior General Partner. Upon an Involuntary Withdrawal of the General Partner and the subsequent Transfer of the General Partner Interest, such General Partner shall (i) remain liable for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership Assets) incurred by it as General Partner before the effective date of such event, and (ii) pay all costs associated with the admission of its Successor General Partner. However, such General Partner who withdraws shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event, except as provided in this Agreement.

         Section 8.3 Additional or Successor General Partner. A successor to all of a General Partner's Interest who is proposed to be admitted to the Partnership as a Successor General Partner shall be admitted as the General Partner, effective upon the Transfer, with the Consent of the General Partner, or if there is no remaining General Partner, with the Consent of a majority in interest of the remaining Partners (measured by the relative number of Partnership Units owned by each). Any such additional or successor general partner shall carry on the business of the Partnership without dissolution. In addition, the following conditions must be satisfied:

                  (A) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement, by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner; and

                  (B) An amendment to this Agreement evidencing the admission of such Person as a General Partner shall have been executed by all General Partners and an amendment to the Certificate shall have been filed for recordation as required by the Act.

         Section 8.4  Restrictions on Transfer and Withdrawal by Limited
Partner.

                  (A) Subject to the provisions of Section 8.4(D), no Limited Partner may Transfer all or any portion of his Partnership Interest without first obtaining the Consent of the General Partner, which Consent may be granted or withheld in the sole and absolute discretion of the General Partner. Any such purported transfer undertaken without such Consent shall be considered to be null and void ab initio and shall not be given effect.

                  (B) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of his Partnership Units pursuant to this Article VIII or pursuant to a redemption of all of his Partnership Units pursuant to Article IX of this Agreement. Upon the permitted Transfer or redemption of all of a Limited Partner's Partnership Units, such Limited Partner shall cease to be a Limited Partner.

                  (C) Upon the Involuntary Withdrawal of any Limited Partner (which shall under no circumstance cause the dissolution of the Partnership), the executor, administrator, trustee, guardian, receiver or conservator of such Limited Partner's estate shall succeed to those rights of the Limited

Partner prior to such Involuntary Withdrawal for the purpose of settling the affairs of the Limited Partner subject to the Involuntarily Withdrawal. Any Transfer of Partnership Units, including Transfers by operation of law, shall be effective only upon receiving Consent or the General Partner.

                  (D) A Limited Partner may Transfer, with the Consent of the General Partner, all or a portion of his Partnership Units to (a) a parent or parents, spouse, natural or adopted descendant or descendants, spouse of such a descendant, or brother or sister; (b) a corporation controlled by a Person or Persons named in (a) above; or (c) if the Limited Partner is an entity, its beneficial owners; and the General Partner shall grant its Consent to any Transfer pursuant to this Section 8.4(D) unless such Transfer, in the reasonable judgment of the General Partner, would cause (or have the potential to cause) RAIT to (i) have more than fifty percent (50%) in value of its outstanding stock owned, directly or indirectly, by or for not more than five (5) Persons; (ii) have its outstanding stock held by less than 100 persons (determined without reference to rules of attribution); (iii) be deemed to be "closely held' within the meaning of Code Section 856(h); or (iv) own, actually or constructively, 10% or more of the ownership interests in a tenant of RAIT, in which case the General Partner shall have the absolute right to refuse to permit such Transfer, and any purported Transfer in violation of this Section 8.4(D) shall be null and void ab initio.

                  (E) No Transfer of any Limited Partner's Partnership Units shall be made if such Transfer would (i) in the opinion of Partnership counsel, cause the Partnership to be terminated for federal income tax purposes or to be treated as an association taxable as a corporation (rather than a partnership) for federal income tax purposes; (ii) be effected through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704; (iii) in the opinion of Partnership counsel, such Transfer would violate the provisions of applicable securities laws; or (iv) violate the terms of (or result in a default or acceleration under) any law, rule, regulation, agreement or commitment binding on the Partnership.

         Section 8.5  Substituted Limited Partner.

                  (A) No transferee shall become a Limited Partner in place of his assignor unless and until the following conditions have been satisfied:

                            (1) The assignor and transferee file a Notice or
other evidence of Transfer and such other information reasonably required by the General Partner, including without limitation, names, addresses and telephone numbers of the assignor and transferee;

                            (2) The transferee executes, adopts and acknowledges
this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, all documents necessary to comply with applicable tax and/or securities rules and regulations;

                            (3) The assignor or transferee pays all costs and
fees incurred or charged by the Partnership to effect the Transfer and substitution; and

                            (4) The assignor or transferee obtains the written
Consent of the General Partner, which may be given or withheld in its sole and absolute discretion.

                  (B) If a transferee of a Limited Partner does not become a Limited Partner pursuant to Section 8.5(A), such transferee shall be an Assignee and shall not have any rights to require any information on account of the Partnership's business, to inspect the Partnership's books, to participate in the management or operation of the Partnership, or to vote or otherwise take part in the affairs of the Partnership (such Partnership Units being deemed to have been voted in the same proportion as all other Partnership Units held by Limited Partners have been voted). Such Assignee shall be entitled, however, to all the rights of an assignee of a limited partnership interest under the Act. Any Assignee wishing to Transfer the Partnership Units acquired shall be subject to the restrictions set forth in this Article VIII.

         Section 8.6 Timing and Effect of Transfers. Unless the General Partner agrees otherwise, Transfers under this Article VIII may only be made as of the first day of a fiscal quarter of the Partnership. Upon any Transfer of a Partnership Interest in accordance with this Article VIII or redemption of a Partnership Interest in accordance with Article IX of this Agreement, the Partnership shall allocate all items of profit and loss between the transferor Partner and the transferee Partner in accordance with Code Section 706(d). The transferor Partner shall have the right to receive all distributions as to which the Record Date precedes the date of Transfer and the transferee Partner shall have the right to receive all distributions thereafter.

         Section 8.7 Additional Limited Partners. Other than in accordance with the transactions specified in the Contribution Agreement, after the initial execution of this Agreement and the admission to the Partnership of the initial Limited Partners, any Person making a Capital Contribution to the Partnership in accordance herewith shall be admitted as an Additional Limited Partner only (i) with the Consent of the General Partner, and (ii) upon execution, adoption and acknowledgment of this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the General Partner, including without limitation, the power of attorney required under Section 12.3. Upon satisfaction of the foregoing requirements, such Person shall be admitted as an Additional Limited Partner effective on the date upon which the name of such Person is recorded on the books of the Partnership.

         Section 8.8 Amendment of Agreement and Certificate. Upon any admission of a Person as a Partner to the Partnership, the General Partner shall take all necessary steps to amend this Agreement to reflect such admission and, if required by the Act, to cause to be filed an amendment to the Certificate.

                             ARTICLE IX - REDEMPTION

         Section 9.1  Right of Redemption.

                  (A) Subject to any restriction on RAIT, which restriction may be in the REIT Declaration, the laws governing RAIT or otherwise (a "Redemption Restriction"), beginning on the Redemption Effective Date, during the four 30-day periods immediately following the filing with the Securities and Exchange Commission by RAIT of its annual report on Form 10-K or quarterly reports on Form 10-Q or during such periods as the Partnership may otherwise determine, each Redeeming Party shall have the right to require the Partnership to redeem all or a portion of the Partnership Units held by such Redeeming Party by providing the General Partner with a Redemption Notice. A Limited Partner may not invoke its rights under this Article IX with respect to fewer than 100 Partnership Units or an integral multiple thereof or, if such Limited Partner holds fewer than 100 Partnership Units, all of the Partnership Units held by such Limited Partner. Upon the General Partner's receipt of a Redemption Notice from a Redeeming Party, the Partnership shall be obligated (subject to the existence of any

Redemption Restriction) to redeem the Partnership Units from such Redeeming Party (the "Redemption Obligation").

                  (B) Upon receipt of a Redemption Notice from a Redeeming Party, the General Partner shall either (i) cause the Partnership to redeem the Partnership Units tendered in the Redemption Notice, (ii) assume the Redemption obligation, as set forth in Section 9.4, or (iii) provide written Notice to the Redeeming Party of any Redemption Restriction.

         Section 9.2 Timing of Redemption. The Redemption Obligation (or the obligation to provide Notice of a Redemption Restriction if one exists) shall mature on the date which is seven (7) business days after the receipt by the General Partner of a Redemption Notice from the Redeeming Party (the "Redemption Date").

         Section 9.3 Redemption Price. On or before the Redemption Date, the Partnership (or the General Partner if it elects pursuant to Section 9.4) shall deliver to the Redeeming Party, in the sole and absolute discretion of the General Partner either (i) a Share Payment or (ii) a Cash Payment. The Redemption Price will be in the form of a Cash Payment in the event that a Share Payment would (i) result in any person owning, directly or indirectly, REIT Shares in excess of the restriction on ownership by virtue of the attribution provisions of the Code, (ii) result in capital shares of RAIT being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in RAIT being "closely held" within the meaning of section 856(h) of the Code, (iv) cause RAIT to own, actually or constructively, 10% or more of the ownership interests in a tenant of RAIT's or the Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, or (v) cause the acquisition of REIT Shares by such redeeming Limited Partner to be "integrated" with any other distribution of REIT Shares for purposes of complying with the Securities Act of 1933, as amended. In order to enable the Partnership to effect a redemption by making a Share Payment pursuant to this Section 9.3, the General Partner in its sole and absolute discretion may direct RAIT to issue additional REIT Shares to the Partnership in exchange for the issuance to the General Partner of Partnership Units determined by applying the Conversion Multiple to the number of REIT Shares issued.

         Section 9.4 Assumption of Redemption Obligation. Upon receipt of a Redemption Notice, the General Partner, in its sole and absolute discretion, shall have the right to assume the Redemption Obligation of the Partnership. In such case, the General Partner shall be substituted for the Partnership for all purposes of this Article IX, and, upon acquisition of the Partnership Units tendered by the Redeeming Party pursuant to the Redemption Notice shall be treated for all purposes of this Agreement as the owner of such Partnership Units. In such case, the transaction shall be treated for federal income tax purposes by the Partnership, the General Partner and the Redeeming Party as a sale by the Redeeming Party as seller to the General Partner as purchaser.

         Section 9.5 Further Assurances. Each party to this Agreement agrees to execute any documents deemed reasonably necessary by the General Partner to evidence the issuance of any Share Payment to a Redeeming Party.

         Section 9.6 Effect of Redemption. Upon the satisfaction of the Redemption Obligation by the Partnership or the General Partner, as the case may be, the Redeeming Party shall have no further right to receive any Partnership distributions in respect of the Partnership Units so redeemed.



                     ARTICLE X - DISSOLUTION AND LIQUIDATION

         Section 10.1 Term and Dissolution. The Partnership commenced as of the date of filing of the Certificate, and shall continue until December 31, 2050, or until dissolution occurs prior to that date for any one of the following reasons:

                  (A) An Involuntary Withdrawal of a sole remaining General Partner unless, within ninety (90) days after such event of withdrawal, a majority in interest of the remaining Partners

(measured by the relative number of Partnership Units owned by each) agree in writing to the continuation of the Partnership and to the appointment of a Successor General Partner;

                  (B) Entry of a decree of judicial dissolution of the Partnership under the Act; or

                  (C) The sale, exchange or other disposition of all or substantially all of the Partnership Assets.

         Section 10.2  Liquidation of Partnership Assets.

                  (D) In the event of dissolution pursuant to Section 10.1, the Partnership shall continue solely for purposes of winding up the affairs of, achieving a final termination of and satisfaction of the creditors of the Partnership. The General Partner (or, if there is no General Partner remaining, any Person elected by a majority in interest of the Limited Partners (the "Liquidator")) shall be responsible for oversight of the winding up and dissolution of the Partnership. The Liquidator shall obtain a full accounting of the assets and liabilities of the Partnership, and such Partnership Assets shall be liquidated (including, at the discretion of the Liquidator, in exchange, in whole or in part, for REIT Shares) as promptly as the Liquidator is able to do so without any undue loss in value, with the proceeds therefrom applied and distributed in the following order:

                            (1) First, to the discharge of Partnership debts and
liabilities to creditors other than Partners;

                            (2) Second, to the discharge of Partnership debts
and liabilities to the Partners; and

                            (3) The balance, if any, to the Partners in
accordance with their positive Capital Accounts after giving effect to all contributions, distributions and allocations for all periods.

                  (E) In accordance with Section 10.2(A), the Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership Assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership Assets would cause undue loss to the Partners, the Liquidator may defer the liquidation except (i) to the extent provided by the Act or (ii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners.

                  (F) If, in the sole and absolute discretion of the Liquidator, there are Partnership Assets that the Liquidator will not be able to liquidate, or if the liquidation of such assets would result in undue loss to the Partners, the Liquidator may distribute such Partnership Assets to the Partners in kind, in lieu of cash, as tenants-in-common in accordance with the provisions of
Section 10.2(A). The foregoing notwithstanding, such in-kind distributions shall only be made if in the Liquidator's good faith judgment that is in the best interest of the Partners.

                  (G) Upon the complete liquidation and distribution of the Partnership Assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership. Upon the dissolution of the Partnership pursuant to Section 10.1, the Liquidator shall cause to be prepared, and shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership.

Promptly following the complete liquidation and distribution of the Partnership Assets, the Liquidator shall furnish to each Partner a statement showing the manner in which the Partnership Assets were liquidated and distributed.

         Section 10.3  Effect of Treasury Regulations.

                  (A) In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article X to the General Partner and the Limited Partners who have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations), such Partner shall be obligated to contribute such amount to the capital of the Partnership.

                  (B) In the event the Partnership is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but there has been no dissolution of the Partnership under Section 10.1 hereof, then the Partnership Assets shall not be liquidated, the Partnerships liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. In the event of such a liquidation there shall be deemed to have been a distribution of Partnership Assets in kind to the Partners in accordance with their respective Capital Accounts followed by a recontribution of the Partnership Assets by the Partners also in accordance with their respective Capital Accounts.

         Section 10.4 Time for Winding Up. Anything in this Article X notwithstanding, a reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of the Partnership Assets in order to minimize any potential for losses as a result of such process. During the period of winding up, this Agreement shall remain in full force and effect and shall govern the rights and relationships of the Partners inter se.

                      ARTICLE XI - AMENDMENTS AND MEETINGS

         Section 11.1  Amendment Procedure.

                  (A) Amendments to this Agreement may be proposed by the General Partner. A proposed amendment will be adopted and become effective only if it receives the Consent of a majority in interest of the Limited Partners (measured by the relative number of Partnership Units owned by each); provided, however, no such amendment shall be adopted if it would (i) convert a Limited Partner's Interest in the Partnership into a General Partner Interest; (ii) increase the liability of a Limited Partner under this Agreement; (iii) except as otherwise permitted in this Agreement, alter the Partners' rights to distributions set forth in Article V; (iv) alter or modify any aspect of the Partners' rights with respect to redemption of Partnership Units; (v) cause the early termination of the Partnership (other than pursuant to the terms hereof); or (vi) amend this Section 11.1(A), in each case without the Consent of each Partner adversely affected thereby. In connection with any proposed amendment of this Agreement requiring Consent, the General Partner shall either call a meeting to solicit the vote of the Partners or seek the written vote of the Partners to such amendment. In the case of a request for a written vote, the General Partner shall be authorized to impose such reasonable time limitations for response, but in no event less than ten (10) days, with the failure to respond being deemed a vote consistent with the vote of the General Partner.

                  (B) Subject to the foregoing, amendments may be made to this Agreement by the General Partner, without the Consent of any Limited Partner, to
(i) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; (ii) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provisions with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof; (iii) reflect the admission, substitution, termination or withdrawal of Partners in accordance with this Agreement; or (iv) satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or court or contained in federal or state law. The General Partner shall notify the Limited Partners whenever it exercises its authority pursuant to this Section 11.1(B).

                  (C) Within ten (10) days of the making of any proposal to amend this Agreement, the General Partner shall give all Partners Notice of such proposal (along with the text of the proposed amendment and a statement of its purposes).

         Section 11.2  Meetings and Voting.

                  (A) Meetings of Partners may be called by the General Partner. The General Partner shall give all Partners Notice of the purpose of such proposed meeting not less than three (3) days nor more than thirty (30) days prior to the date of the meeting. Meetings shall be held at a reasonable time and place selected by the General Partner. Whenever the vote or Consent of Partners is permitted or required hereunder, such vote or Consent shall be requested by the General Partner and may be given by the Partners in the same manner as set forth for a vote with respect to an amendment to this Agreement in
Section 11.1(A).

                  (B) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a Consent setting forth the action to be taken is signed by the Partners owning Percentage Interests required to vote in favor of such action, which Consent may be evidenced in one or more instruments. Consents need not be solicited from any other Partner if the Consent of a sufficient number of Partners has been obtained to take the action for which such solicitation was required.

                  (C) Each Limited Partner may authorize any Person(s) to act for him by proxy on all matters on which a Limited Partner may participate. Every proxy (i) must be signed by the Limited Partner or his attorney-in-fact;
(ii) shall expire eleven (11) months from the date thereof unless the proxy provides otherwise; and (iii) shall be revocable at the discretion of the Limited Partner granting such proxy.

                     ARTICLE XII - MISCELLANEOUS PROVISIONS

         Section 12.1 Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

         Section 12.2 Other Activities of Limited Partners. Except as expressly provided otherwise in this Agreement or in any other agreement entered into by a Limited Partner or any Affiliate of a

Limited Partner and the Partnership, the General Partner or any Subsidiary of the Partnership or the General Partner, any Affiliate of the General Partner, any Limited Partner or any Affiliate of any Limited Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, including without limitation, real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership, the General Partner or the Subsidiary, and neither the Partnership, the General Partner, such Subsidiary nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

         Section 12.3  Power of Attorney.

                  (A) Each Limited Partner hereby irrevocably appoints and empowers the General Partner (which term shall include the Liquidator, in the event of a liquidation, for purposes of this Section 12.3) and each of its authorized officers and attorneys-in-fact with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead to:

                            (1) Make, execute, acknowledge, publish and file in
the appropriate public offices (a) any duly approved amendments to the Certificate pursuant to the Act and to the laws of any state in which such documents are required to be filed; (b) any certificates, instruments or documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; (c) any other instrument which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, or which the General Partner deems advisable to file; (d) any documents which may be required to effect the continuation of the Partnership, the admission, withdrawal or substitution of any Partner pursuant to Article VIII of this Agreement, the dissolution and termination of the Partnership pursuant to
Article X of this Agreement, or the surrender of any rights or the assumption of any additional responsibilities by the General Partner; (e) any document which may be required to effect an amendment to this Agreement to correct any mistake, omission or inconsistency, or to cure any ambiguity herein, to the extent such amendment is permitted by Section 11.1(B) of this Agreement; and (f) all instruments (including this Agreement and amendments and restatements hereof) relating to the determination of the rights, preferences and privileges of any class or series of Partnership Units issued pursuant to Section 4.2(B) of this Agreement; and

                            (2) Sign, execute, swear to and acknowledge all
voting ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner, to effectuate the terms or intent of this Agreement.

                  (B) Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XI of this Agreement or as may be otherwise expressly provided for in this Agreement.

                  (C) The foregoing grant of authority (i) is a special power of attorney, coupled with an interest, and shall survive the Involuntary Withdrawal of any Partner and shall extend to such Partner's heirs, successors, assigns and personal representatives; (ii) may be exercised by the General Partner for each and every Partner acting as attorney-in-fact for each and every Partner; and
(iii) shall survive the

Transfer by a Limited Partner of all or any portion of its Partnership Interest and shall be fully binding upon such transferee; except that the power of attorney shall survive such assignment with respect to the assignor Limited Partner for the sole purpose or enabling the General Partner to execute, acknowledge and file any instrument necessary to effect the admission of the transferee as a Substitute Limited Partner. Each Partner hereby agrees to be bound by any representations made by the General Partner, acting in good faith pursuant to such power of attorney. Each Partner shall execute and deliver to the General Partner, within fifteen (15) days after receipt of the General Partner's request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of the Partnership.

         Section 12.4 Further Assurances. The parties agree to execute and deliver all such documents, provide all such information and take or refrain from taking any action as may be necessary or desirable to achieve the purposes of this Agreement and the Partnership.

         Section 12.5 Titles and Captions. All article or section titles or captions in this Agreement are solely for convenience and shall not be deemed to be part of this Agreement or otherwise define, limit or extend the scope or intent of any provision hereof.

         Section 12.6 Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         Section 12.7 Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors and assigns.

         Section 12.8 Waiver of Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

         Section 12.9 Counterparts and Effectiveness. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. The execution of this Agreement and delivery thereof by facsimile shall be sufficient for all purposes, and shall be binding upon any party who so executes.

         Section 12.10 Survival of Representations. All representations and warranties herein shall survive the dissolution and final liquidation of the Partnership.

         Section 12.11 Entire Agreement. This Agreement (and all Exhibits hereto) contains the entire understanding among the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, among the Partners hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits.



                    [SIGNATURES CONTAINED ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                             General Partner:

                                             RAIT GENERAL, INC.


                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________



                                             Limited Partner:

                                             RAIT LIMITED, INC.


                                             By:_______________________________

                                             Name:_____________________________

                                             Title:____________________________


For purposes of acknowledging and agreeing to be bound by and to benefit from the provisions of Section 4.2, Section 6.6 of Article IX of this Agreement only,

Resource Asset Investment Trust



By:_____________________________

                             RAIT PARTNERSHIP, L.P.

                                  EXHIBIT 1 TO
                          LIMITED PARTNERSHIP AGREEMENT

                              Schedule of Partners

                                   Applicable
Name and Address                 Number of Units           Percentage Interest

General Partner:

RAIT GENERAL, INC.                  ____________            ____________%

____________________________
____________________________


Limited Partner:

RAIT LIMITED, INC.                  ____________%            ____________%

____________________________
____________________________

                             RAIT PARTNERSHIP, L.P.

                                  EXHIBIT 2 TO
                          LIMITED PARTNERSHIP AGREEMENT

                                Redemption Notice

         The undersigned hereby irrevocably (i) redeems ________ Partnership Units in RAIT Partnership, L.P., a Delaware limited partnership (the "Partnership"), in accordance with the terms and conditions of the Limited Partnership Agreement of the Partnership (the "Partnership Agreement") and the provisions regarding the redemption of Partnership Units contained in Article IX thereof; (ii) surrenders such Partnership Units and all right, title and interest therein and to the Limited Partnership Interest represented thereby;
(iii) directs that the Share Payment or the REIT Shares (as determined by the General Partner) deliverable upon exercise of the redemption rights provided by
Article IX of the Partnership Agreement be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the addresses) specified below; and (iv) agrees to be bound by the terms and conditions of any registration rights agreement applicable to such REIT Shares.



Dated:__________________            ___________________________________________
                                    (Signature of Limited Partner)
_________
                                    ___________________________________________
                                    (Street Address)

                                    ___________________________________________
                                    (City)        (State)            (Zip Code)
_________


                                    Signature Guaranteed by:




                                    ___________________________________________

_________

Issue REIT Shares to:


__________________________________
(name(s))

__________________________________
Taxpayer Identification Number

                             RAIT PARTNERSHIP, L.P.

                                  EXHIBIT 3 TO
                          LIMITED PARTNERSHIP AGREEMENT

                              Allocation Provisions


         1. Definitions. The following terms shall have the meaning ascribed to them for purposes of this Exhibit 3.

                  Adjusted Capital Account Deficit: With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                  (A) Credit to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (B) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                  The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  Capital Account: For each Partner, the separate account established with regard to such Partner on the books of the Partnership, which account shall be credited for (i) the amount of such Partner's Capital Contributions and (ii) the amount of Profits allocated to such Partner under this Exhibit 3, and which shall be debited for (i) the Gross Asset Value of any asset distributed to such Partner and (ii) the amount of Losses allocated to such Partner under this Exhibit 3. The foregoing definition is intended to comply with Regulations Section 1.704-1(b)(2)(iv). Any transferee of a Partner's Interest transferred in accordance with this Agreement shall succeed to that transferor's Capital Account.

                  Depreciation: For each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Gross Asset Value using any reasonable method approved by the General Partner.

                  Nonrecourse Deductions: The meaning set forth in Regulations Sections 1.704-2(b)(1) and (c). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

                                       3-1

                  Nonrecourse Liability: The meaning set forth in Regulations
Section 1.752-1(a)(2).

                  Partner Minimum Gain: An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

                  Partner Nonrecourse Debt: The meaning set forth in Regulations
Section 1.704-2(b)(4).

                  Partner Nonrecourse Deductions: The meaning set forth in Regulations Section 1.704-2(i). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

                  Partnership Minimum Gain: The meaning set forth in Regulations Sections 1.704-2(b)(2) and (d).

                  Profits and Losses: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (A) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                  (B) Any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

                  (C) In the event the Gross Asset Value of any Partnership Asset is adjusted pursuant to Clause (B) or (C) of the definition of Gross Asset Value in Section 2.1 of the Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (D) Gain or loss resulting from any disposition of Partnership Assets with respect to which gain or loss is recognized for federal income purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (E) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and


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                  (F) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 2(C) hereof shall not be taken into account in computing Profits or Losses.

                  Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time, including corresponding provisions of succeeding regulations.

         2. Allocation of Profit and Loss. The income, profits, gains, losses, deductions and credits of the Partnership shall be determined in accordance with the capital accounting rules and principles established by Code Sections 702 and 704 and the Regulations thereunder and, to the extent not inconsistent therewith, in accordance with generally accepted tax accounting principles, and shall be allocated each Fiscal Year as follows and in the following order of priority:

                  (A) Profits. After giving effect to the special allocations set forth in Section 2(C) hereof, Profits in each Fiscal Year shall be allocated in the following order:

                            (1) First, one hundred percent (100%) to the General
Partner to the extent of the excess, if any, of (i) the cumulative Losses allocated the General Partner pursuant to Section 2(B)(2) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to the General Partner pursuant to this Section 2(A)(1) for all prior Fiscal Years;

                            (2) Second, one hundred percent (100%) to the
Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Partner pursuant to Section 2(B)(1)(c) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Partner pursuant to this Section 2(A)(2) for all prior Fiscal Years;

                            (3) Third, one hundred percent (100%) to the
Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Partner pursuant to Section 2(B)(1)(b) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Partner pursuant to this Section 2(A)(3) for all prior Fiscal Years;

                            (4) Thereafter, the balance to the Partners, pro
rata in accordance with their respective Percentage Interests.

                  (B) Losses. After giving effect to the special allocations set forth in Section 2(C) hereof, Losses in each Fiscal Year shall be allocated in the following order:

                            (1) Losses for any Fiscal Year shall be allocated in
the following order of priority:

                                    (a) First, one hundred percent (100%) to the
Partners in proportion to and to the extent of the excess, if any, of (y) the cumulative Profits allocated to each such Partner pursuant to Section 2(A)(5) hereof for all prior Fiscal Years, over (z) the cumulative Losses allocated to such Partner pursuant to this Section 2(B)(1)(a) for all prior Fiscal Years;

                                    (b) Second, one hundred percent (100%) to
the Partners in proportion to and to the extent of their positive Capital Accounts until all Capital Accounts have been reduced to zero; and


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                                    (c) Thereafter, the balance to the Partners,
pro rata in accordance with their respective Percentage Interests.

                           (2) The Losses allocated pursuant to Section 2(B)(1)
hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 2(B)(1) hereof but for this Section 2(B)(2), the limitation set forth in this (B)(2) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 2(B)(2) shall be allocated to the General Partner.

                  (C) Special Allocations. The following special allocations shall be made in the following order:

                            (1) Minimum Gain Chargeback. Notwithstanding any
other provision of the foregoing Sections 2(A) and (B), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(f), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j). This Section 2(C)(1) is intended to comply with the minimum gain chargeback requirement in Regulations
Section 1.704-2(f) and shall be interpreted consistently therewith.

                            (2) Partner Minimum Gain Chargeback. Notwithstanding
any other provision of Sections 2(A)-(F) hereof except Section 2(C)(1), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 2(C)(2) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                            (3) Qualified Income Offset. In the event any
Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or
(6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 2(C)(3) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 2(A)-(F) hereof have been tentatively made as if this Section 2(C)(3) were not in the Agreement.

                            (4) Gross Income Allocation. In the event any
Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Partner

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



is obligated to restore, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(C)(4) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Sections 2(A)-(F) hereof have been tentatively made as if Section 2(C)(3) and this Section 2(C)(4) were not in the Agreement.

                            (5) Nonrecourse Deductions. Nonrecourse Deductions
for any Fiscal Year or other period shall be specially allocated to the Partners in proportion to their Percentages of Partnership Interest.

                            (6) Partner Nonrecourse Deductions. Any Partner
Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                            (7) Section 754 Adjustment. To the extent an
adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code
Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

                  (D)      Other Allocation Rules.

                            (1) For purposes of determining the Profits, Losses
or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                            (2) Except as otherwise provided in this Agreement,
all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

                            (3) The Partners are aware of the income tax
consequences of the allocations made by Sections 2(A)-(F) hereof and hereby agree to be bound by the provisions of Sections 2(A)-(F) hereof in reporting their shares of Partnership income and loss for income tax purposes.

                            (4) Solely for purposes of determining a Partner's
proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be equal to their Percentages of Partnership Interest.

                  (E) Tax Allocations - Code Section 704(c).

                            (1) In accordance with Code Section 704(c) and the
Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership

                                       3-5
shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition in Section 2.1 of the Agreement).

                            (2) In the event the Gross Asset Value of any
Partnership Asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                           (3) Any elections or other decisions relating to such
allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 2(E) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                  (F) Regulatory Compliance. The foregoing provisions of this
Section 2 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.




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